Exhibit (d)(108)
Schedule
To
SECOND MASTER INVESTMENT ADVISORY AGREEMENT
BETWEEN
THE VANTAGEPOINT FUNDS
AND
VANTAGEPOINT INVESTMENT ADVISERS, LLC
List of Funds Covered by this Agreement and Fee Schedule

Name of Fund	Annual Rate of Fee	Effective Date
	(as of % of Average Daily Net Assets)

Milestone Retirement Income Fund	0.10%	January 3, 2005
Milestone 2010 Fund	0.10%	January 3, 2005
Milestone 2015 Fund	0.10%	January 3, 2005
Milestone 2020 Fund	0.10%	January 3, 2005
Milestone 2025 Fund	0.10%	January 3, 2005
Milestone 2030 Fund	0.10%	January 3, 2005
Milestone 2035 Fund	0.10%	January 3, 2005
Milestone 2040 Fund	0.10%	January 3, 2005
Discovery Fund	0.10%	October 26, 2007
Diversified Assets Fund	0.10%	October 26, 2007
Select Value Fund	0.10%	October 26, 2007
Approved: October 29, 2004
Last amended: October 26, 2007

IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule to be executed by their officers designated below as of the 26th day of October, 2007.
THE VANTAGEPOINT FUNDS

By:	/s/ Angela Montez
Name:	Angela Montez
Title:	Secretary
Approved by:	/s/ Wayne Wicker
SVP, Vantagepoint Investment Advisers, LLC
VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Name:	Angela Montez
Title:	Secretary
Approved by:	/s/ Wayne Wicker
SVP, Vantagepoint Investment Advisers, LLC